UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) July 28, 2016

II-VI Incorporated

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania

(State or Other Jurisdiction of Incorporation)

0-16195	25-1214948
(Commission File Number)	(IRS Employer Identification No.)

375 Saxonburg Boulevard, Saxonburg, Pennsylvania	16056
(Address of Principal Executive Offices)	(Zip Code)

(724) 352-4455

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On August 2, 2016 the Registrant issued a press release, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On July 28, 2016, the Company entered into a Third Amended and Restated Credit Agreement (the “Amended Credit Agreement”) with PNC Bank, National Association [as agent and a lender], which amended the related existing credit facility (the “Amended Credit Facility”).

The Amended Credit Facility provides for a revolving credit facility of $325 million (increased from $225 million), as well as a $100 million term loan, which expire and mature on July 27, 2021. The term loan is to be re-paid in quarterly principal payments commencing in October 2016, with any remaining principal due on the maturity date. The Amended Credit Facility is unsecured, but is guaranteed by each of the Company’s existing wholly-owned domestic subsidiaries. The Company may request an increase to the size of the Amended Credit Facility in an aggregate additional amount not to exceed $100.0 million. Amounts outstanding under the Amended Credit Facility bear interest at LIBOR plus 1.00%-2.25% based on the Company’s ratio of consolidated indebtedness to consolidated EBITDA.

The Amended Credit Agreement contains customary affirmative and negative covenants for credit facilities of this type, including limitations on the Company and its subsidiaries with respect to indebtedness, liens, investments, distributions, mergers and acquisitions, disposition of assets, repurchases of the Company’s common stock and transactions with affiliates. The covenants permit the Company to use proceeds of the Amended Credit Facility for the repayment of existing indebtedness, permitted acquisitions, working capital and capital expenditures and other lawful corporate purposes. The Amended Credit Agreement also contains financial covenants that require the Company to maintain a minimum consolidated interest coverage ratio of 4.0 and a maximum consolidated leverage ratio of 3.25.

The Amended Credit Agreement provides for customary events of default with certain grace periods, including, but not limited to failure to pay any principal or interest when due, failure to comply with covenants, material breaches or representations or warranties made by the Company, certain insolvency or receivership events affecting the Company or its domestic subsidiaries, defaults relating to other indebtedness in excess of $15.0 million in the aggregate and a change in control of the Company.

The foregoing description of the Amended Credit Facility and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Amended Credit Agreement, including its schedules and exhibits, a copy of which is attached hereto as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	$325,000,000 Revolving Credit Facility $100,000,000 Term Loan Facility Third Amended and Restated Credit Agreement by and among II-VI Incorporated and the Guarantors Party Thereto and The Lenders Party Thereto and PNC Bank, National Association, as Administrative and Documentation Agent and Bank of America, N.A., as Syndication Agent dated as of July 28, 2016.

99.1	Press Release dated August 2, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

II-VI INCORPORATED
(Registrant)

Date: August 2, 2016	By:	/s/ Mary Jane Raymond
	Name:	Mary Jane Raymond
	Title:	Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1	$325,000,000 Revolving Credit Facility $100,000,000 Term Loan Facility Third Amended and Restated Credit Agreement by and among II-VI Incorporated and the Guarantors Party Thereto and The Lenders Party Thereto and PNC Bank, National Association, as Administrative and Documentation Agent and Bank of America, N.A., as Syndication Agent dated as of July 28, 2016.

99.1	Press Release dated August 2, 2016.